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                                                                     EXHIBIT 8.2

             [Fried, Frank, Harris, Shriver & Jacobson Letterhead]

                                                                    212-859-8000

September 22, 2000                                           (FAX: 212-859-4000)

GPU, Inc.
300 Madison Avenue
P.O. Box 1911
Morristown, New Jersey 07962-1911

Gentlemen:

    We are acting as counsel to GPU, Inc., a Pennsylvania corporation ("GPU"), in connection with the proposed merger (the "Merger") of GPU with and into FirstEnergy Corp. ("FirstEnergy"), with FirstEnergy surviving. The Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of August 8, 2000, by and among GPU and FirstEnergy, as amended (the "Merger Agreement").

    FirstEnergy has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act'), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of FirstEnergy to be issued to holders of shares of common stock of GPU pursuant to the Merger. In addition, FirstEnergy and GPU have prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate. Terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

    We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of the Merger Agreement and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Under the Merger Agreement, it is a condition to the closing of the Merger that FirstEnergy must receive an opinion, dated as of the date of the Merger, of Winthrop, Stimson, Putnam & Roberts or other counsel satisfactory to FirstEnergy and GPU must receive an opinion, dated as of the date of the Merger, of Fried, Frank, Harris, Shriver & Jacobson or other counsel satisfactory to GPU (which condition FirstEnergy and GPU will not waive without re-soliciting proxies from shareholders of FirstEnergy and GPU), to the effect that the Merger will, based upon certain representations by FirstEnergy and GPU, constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

    Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Proxy Statement/Prospectus under the caption "The Merger--Material U.S. Federal Income Tax Consequences of the Merger," to the extent the statements contained therein relate to matters of United States federal income tax law or legal conclusions with respect thereto, and subject to the qualifications, limitations and assumptions contained therein, fairly presents in all material respects the information disclosed therein. No opinion is expressed on any matters other than those specifically referred to herein.

    The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "The Merger--Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act.

                               Very truly yours,

                               FRIED, FRANK, HARRIS, SHRIVER & JACOBSON